[GIORDANO, HALLERAN & CIESLA, P.C. LETTERHEAD]

                                  May 28, 1999


First Real Estate Investment Trust of New Jersey
505 Main Street
P.O. Box 667
Hackensack, New Jersey 07602

         Re: Registration Statement on Form S-8 relating to the First Real Estate Investment Trust of New Jersey Equity Incentive Plan

Gentlemen:

         We refer to the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), filed on this date by First Real Estate Investment Trust of New Jersey (the "Company") with the Securities and Exchange Commission (the "Commission"), to which this opinion letter is attached as an exhibit, for the registration of 230,000 shares of beneficial interest, without par value, of First Real Estate Investment Trust of New Jersey ("Shares"), which have been reserved for issuance under the First Real Estate Investment Trust of New Jersey Equity Incentive Plan (the "Equity Incentive Plan").

         We have examined the original or a photostatic or certified copy of such documents, records, and other information as we deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the authenticity of each document submitted to us as an original, the conformity to the original document of each document submitted to us as a certified of photostatic copy, and the authenticity of the original of each such latter document. In addition, we have assumed, in rendering the opinion set forth below, that any share certificate evidencing any Shares of the Company registered by this Registration Statement, when issued under the Equity Incentive Plan, will have been duly executed on behalf of the Company and will have been countersigned by the Company's transfer agent and registered by the Company's registrar prior to its issuance.

         On the basis of our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares registered pursuant to the Registration Statement have been duly and validly authorized and reserved for issuance and that upon the issuance of such Shares in accordance with the provisions of the Equity Incentive Plan, the Shares will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                                                  Very truly yours,


                                                 /s/ Giordano, Halleran & Ciesla
                                                 A Professional Corporation
                                                 ---------------------------
                                                 GIORDANO, HALLERAN & CIESLA
                                                 A Professional Corporation